Exhibit 99.1

FOR IMMEDIATE RELEASE

FuelCell Energy Reports Results for the First Quarter of Fiscal 2021

First Quarter Fiscal 2021 Highlights

(All comparisons year-over-year unless otherwise noted)

•	Revenues of $14.9 million compared to $16.3 million
•	Gross loss of $(3.6) million compared to gross profit of $3.3 million
•	Loss from operations of $(14.4) million compared to $(3.1) million
•	Backlog of $1.27 billion as of January 31, 2021, a $93.8 million decrease from January 31, 2020
•	Entered into a power purchase agreement for 2.8 megawatt (“MW”) project in Derby, CT in February
•	Commenced operation and testing of a prototype solid oxide electrolysis hydrogen platform during the quarter

DANBURY, CT – March 16, 2021 -- FuelCell Energy, Inc. (Nasdaq: FCEL) -- a global leader in fuel cell technology—with a purpose of utilizing its proprietary, state-of-the-art fuel cell platforms to enable a world empowered by clean energy—today reported financial results for its first quarter ended January 31, 2021 and key business highlights.

“During the first quarter, we strengthened our balance sheet by raising capital, paying down debt and executing against our core business backlog,” said Mr. Jason Few, President and CEO. “We are excited to announce that we made tangible progress in our decarbonization development efforts by producing hydrogen with our solid oxide electrolysis platform at our headquarters in Connecticut. Additionally, we continued to advance our joint research with ExxonMobil Research and Engineering Company (“EMRE”) on fuel cell carbon capture solutions.”

“Recent weather events in Texas along with electric grid reliability challenges experienced in other locations such as California, Greece, the UK, and around the world, highlight the benefits and capabilities of our platform,” continued Mr. Few. “Fuel cells provide reliability and always on power platforms, and we have a number of installations that serve as the backbone of micro-grid applications. Our fuel cells help stabilize the power grid, ensuring that electricity is available through challenging weather and natural disaster events, while avoiding costly disruptions to installations where continuous energy supply is critical to operate.”

Mr. Few continued, “Under our Powerhouse business strategy, we have an improved financial foundation allowing us to focus on driving commercial availability of our Advanced Technologies solutions including distributed hydrogen, electrolysis and hydrogen production and long duration energy storage and to focus on expanding our geographic markets. We believe our proprietary technologies will continue to contribute to the decarbonization of the grid and generate revenue growth in the future by addressing the promising market opportunities in the global energy transition that is currently underway.”

Consolidated Financial Metrics

In this press release, FuelCell Energy refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. The non-GAAP financial measures may not be comparable to similarly titled measures being used and disclosed by other companies. FuelCell Energy believes that this non-GAAP information is useful to an understanding of its operating results and the ongoing performance of its business. A reconciliation of EBITDA, Adjusted EBITDA and any other non-GAAP measures is contained in the appendix to this press release.

Three Months Ended January 31,

FuelCell Energy First Quarter Fiscal 2021 Results                                                                                             Page 2

(Amounts in thousands)	2021	2020	Change
Total revenues	$ 14,877	$ 16,264	-9%
Gross (loss) profit	(3,618)	3,281	-210%
Loss from operations	(14,373)	(3,140)	358%
Net Loss	(45,960)	(40,151)	14%
EBITDA	(8,769)	1,490	-689%
Net loss attributable to common stockholders	(46,760)	(41,082)	14%
Net loss per basic and diluted share	$ (0.15)	$ (0.20)	-25%

Adjusted EBITDA	$ (7,352)	$ (222)	3212%

First Quarter of Fiscal 2021 Results

Note: All comparisons between periods are between the first quarter of fiscal 2021 and the first quarter of fiscal 2020, unless otherwise specified.

First quarter revenue of $14.9 million represents a decrease of 9% from the prior-year quarter, which included $4.0 million in license revenues associated with the Company’s Joint Development Agreement (“JDA”) with EMRE. Additionally, generation revenues and advanced technologies contract revenues declined.

•

Service agreements and license revenues decreased 12% to $4.9 million from $5.6 million. Revenue recognized in the first quarter primarily includes revenue recorded for module replacements and routine maintenance activities, whereas revenue recognized in the first quarter of fiscal 2020 included license revenues of $4.0 million associated with our JDA with EMRE and $1.6 million associated with routine monitoring and maintenance activities for projects under service agreements.

•	Generation revenues decreased 10% to $4.9 million from $5.4 million due to a temporary shut-down of several of the Bridgeport Fuel Cell Project plants for scheduled module exchanges.

•

Advanced Technologies contract revenues decreased 3% to $5.1 million from $5.2 million. Compared to the first fiscal quarter of 2020, Advanced Technologies contract revenues recognized under the Joint Development Agreement with EMRE were approximately $0.3 million higher during the first fiscal quarter of 2021, reflecting continued advancement of our joint research with EMRE on fuel cell carbon capture solutions during the quarter. However, the increased revenues under the Joint Development Agreement with EMRE were offset by $0.4 million less revenue recognized under government contracts during the first fiscal quarter of 2021 than during the first fiscal quarter of 2020.

Gross loss for the first fiscal quarter of 2021 totaled $(3.6) million, compared to a gross profit of $3.3 million in the comparable prior-year quarter. Results for the first fiscal quarter of 2021 reflected the lack of license revenues under the JDA with EMRE during the quarter, as well as the temporary shut-down of several of the Bridgeport Fuel Cell Project plants for module exchanges during the quarter and higher manufacturing variances and service-related costs compared to the comparable prior year period.

Operating expenses for the first fiscal quarter of 2021 increased to $10.8 million from $6.4 million in the first fiscal quarter of 2020. Administrative and selling expenses in the first fiscal quarter of 2021 included additional stock compensation expense of $0.8 million due to the grants made in August 2020 and November 2020 and an increase in the value of a deferred director compensation liability due to an increase in the Company’s share price. The first fiscal quarter of 2020 included a legal settlement of $2.2 million which was recorded as an offset to Administrative and selling expenses. Research and development expenses of $1.8 million during the quarter reflect increased spending on the Company’s hydrogen commercialization initiatives.

Net loss was $(46.0) million in the first fiscal quarter of 2021, compared to net loss of $(40.2) million in the first fiscal quarter of 2020. Both periods were significantly impacted by an increase in the net loss due to

FuelCell Energy First Quarter Fiscal 2021 Results                                                                                             Page 3

charges associated with a change in the fair value of the liability associated with the warrants issued to the lenders under our now extinguished credit agreement with Orion Energy Partners Investment Agent, LLC and its affiliated lenders. Additionally, the first fiscal quarter of 2021 included a loss on extinguishment of debt and a loss on extinguishment of preferred stock obligation of subsidiary totaling $(12.1) million, partially offset by lower interest expense.

Adjusted EBITDA totaled $(7.4) million in the first fiscal quarter of 2021, compared to Adjusted EBITDA of $(0.2) million in the first fiscal quarter of 2020. Please see the discussion of non-GAAP financial measures, including Adjusted EBITDA, in the appendix at the end of this release.

The net loss per share attributable to common stockholders in the first fiscal quarter of 2021 was $(0.15), compared to $(0.20) in the first fiscal quarter of 2020. The lower net loss per common share, despite a higher net loss attributable to common stockholders, is due to the higher weighted average shares outstanding due to share issuances since January 31, 2020.  The net loss per share in the first quarter of fiscal 2021 includes the change in the fair value of the liability associated with the warrants issued to the lenders under our now extinguished credit agreement with Orion Energy Partners Investment Agent, LLC and its affiliated lenders of $16.0 million, accounting for approximately a $(0.05) per share impact on the reported net loss per share, compared to $34.2 million, or $(0.17) in the comparable prior year period. The net loss per share attributable to common stockholders in the quarter ended January 31, 2021 also included a loss on extinguishment of debt and a loss on extinguishment of preferred stock obligation of subsidiary totaling $(12.1) million, or $(0.04) per share.

“In order to fund our strategic initiatives and growth plans, over the past year we have improved our balance sheet through a series of strategic capital raises, which have also allowed us to retire high-cost debt and reduce our cost of capital,” added Mr. Few.  “As future distributed generation projects become operational, we expect to execute long-term financing at an efficient cost of capital, recycling cash back to the Company to redeploy into other projects and development that will further facilitate growth.”

Cash, Restricted Cash and Financing Update

Cash and cash equivalents and restricted cash and cash equivalents totaled $209.6 million as of January 31, 2021 compared to $192.1 million as of October 31, 2020.  As of January 31, 2021, restricted cash and cash equivalents was $31.0 million, of which $12.2 million was classified as current and $18.8 million was classified as non-current, compared to $42.2 million of restricted cash and cash equivalents as of October 31, 2020, of which $9.2 million was classified as current and $33.0 million was classified as non-current.

Net cash provided by financing activities was $52.4 million during the three months ended January 31, 2021, resulting from the receipt of net proceeds of $156.4 million from the equity capital raise completed in the quarter and proceeds of $0.7 million from warrant exercises, partially offset by the repayment of $82.3 million of debt obligations under our now extinguished credit facility with Orion Energy Partners Investment Agent, LLC and its affiliated lenders, the payment of $21.5 million to satisfy our obligations under the terms of the Series 1 Preferred Shares of our subsidiary, and the payment of preferred dividends and return of capital of $0.8 million.

Operations Update

During the quarter, the Company continued to make progress on projects, including nearing completion on new power platforms at the U.S. Navy Base in Groton, Connecticut and at the wastewater treatment facility in San Bernardino, California. Both projects are awaiting the completion of third-party interconnection and other safety-related work. Early-stage construction activity also began on projects in Yaphank, New York and Derby, Connecticut, as well as on the Toyota project in Long Beach California. In support of the Toyota project, the Company recently placed an order with Xebec Adsorption, Inc. for a Pressure Swing Adsorption (PSA) based system that will purify the hydrogen produced by the SureSourceTM Hydrogen platform to meet required standards for fueling zero-emission fuel cell vehicles.

FuelCell Energy First Quarter Fiscal 2021 Results                                                                                             Page 4

During the quarter, the Company successfully commenced operation and testing of a prototype solid oxide electrolysis hydrogen platform in Danbury, CT. This technology platform is scheduled to be delivered to the Idaho National Laboratory for advanced testing for high temperature applications for up to 100% energy efficient production of hydrogen. We believe that this achievement advances the development of the Company’s reversible solid oxide fuel cell platform, progressing hydrogen-based long duration storage closer to full commercialization.

Subsequent to the end of the quarter, the Company entered into a 20-year power purchase agreement (“PPA”) with United Illuminating for a 2.8 MW project in Derby, CT, which was awarded to FuelCell Energy as part of the state-sponsored Shared Clean Energy Facility program. This FuelCell Energy power plant will supply 2.8 MW of clean power to the Connecticut electric grid and will be our second project located in Derby. This contract is not included in the Company’s backlog as of January 31, 2021, but is expected to add $59.4 million in future revenue to the Company’s reported generation backlog going forward. The clean baseload power generated by this 2.8 MW platform will be enough to power approximately 3,000 homes with continuous clean energy.  The next steps in developing the project include obtaining siting approvals and interconnection agreements and finalizing site engineering.

Backlog

	As of January 31,
(Amounts in thousands)	2021	2020	Change
Service	141,690	167,828	-16%
Generation	1,062,337	1,108,978	-4%
License	22,182	22,650	-2%
Advanced Technologies	44,080	64,605	-32%
Total Backlog	$ 1,270,289	$ 1,364,061	-7%

Backlog decreased 7% to $1.27 billion as of January 31, 2021, reflecting the continued execution of backlog and adjustments to generation backlog, primarily resulting from the decrease in fuel pricing which has lowered estimated future revenue.

Only projects for which we have an executed PPA are included in generation backlog, which represents future revenue under long-term PPAs. Together, the service and generation portion of backlog had a weighted average term of approximately 18 years, with weighting based on the dollar amount of backlog and utility service contracts of up to 20 years in duration at inception.

Backlog represents definitive agreements executed by the Company and our customers. Projects sold to customers (and not retained by the Company) are included in product sales and service backlog and the related generation backlog is removed upon the sale.

FuelCell Energy First Quarter Fiscal 2021 Results                                                                                             Page 5

Conference Call Information

FuelCell Energy will host a conference call today beginning at 10:00 a.m. EDT to discuss first quarter fiscal 2021 results and key business highlights. Participants can access the live call via webcast on the Company website or by telephone as follows:

•

The live webcast of the call and supporting slide presentation will be available at www.fuelcellenergy.com. To listen to the call, select “Investors” on the home page, proceed to the “Events & Presentations” page and then click on the “Webcast” link listed under the March 16th earnings call event, or click here.

•	Alternatively, participants can dial 647-689-4106 and state FuelCell Energy or the conference ID number 5238568.

The replay of the conference call will be available via webcast on the Company’s Investors’ page at

www.fuelcellenergy.com approximately two hours after the conclusion of the call.

Cautionary Language

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, statements with respect to the Company’s anticipated financial results and statements regarding the Company’s plans and expectations regarding the continuing development, commercialization and financing of its fuel cell technology and its business plans and strategies. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, changes to projected deliveries and order flow, changes to production rate and product costs, general risks associated with product development, manufacturing, changes in the regulatory environment, customer strategies, ability to access certain markets, unanticipated manufacturing issues that impact power plant performance, changes in critical accounting policies, access to and ability to raise capital and attract financing, potential volatility of energy prices, rapid technological change, competition, the Company’s ability to successfully implement its new business strategies and achieve its goals, the Company’s ability to achieve its sales plans and cost reduction targets, changes by the U.S. Small Business Administration or other governmental authorities to, or with respect to the implementation or interpretation of, the Coronavirus Aid, Relief, and Economic Security Act, the Paycheck Protection Program or related administrative matters, and concerns with, threats of, or the consequences of, pandemics, contagious diseases or health epidemics, including the novel coronavirus, and resulting supply chain disruptions, shifts in clean energy demand, impacts to customers’ capital budgets and investment plans, impacts to the Company’s project schedules, impacts to the Company’s ability to service existing projects, and impacts on the demand for the Company’s products, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

About FuelCell Energy

FuelCell Energy, Inc. (NASDAQ: FCEL) is a global leader in sustainable clean energy technologies that address some of the world’s most critical challenges around energy, safety and global urbanization. As a leading global manufacturer of proprietary fuel cell technology platforms, FuelCell Energy is uniquely positioned to serve customers worldwide with sustainable products and solutions for businesses, utilities, governments and municipalities. Our solutions are designed to enable a world empowered by clean energy, enhancing the quality of life for people around the globe. We target large-scale power users with our megawatt-class installations globally, and currently offer sub-megawatt solutions for smaller power consumers in Europe. To provide a frame of reference, one megawatt is adequate to continually power approximately 1,000 average sized U.S. homes. We develop turn-key distributed power generation solutions and operate and provide comprehensive service for the life of the power plant. Our fuel cell solution is a clean, efficient alternative to traditional combustion-based power generation, and is complementary to an energy mix consisting of intermittent sources of energy, such as solar and wind turbines. Our customer base includes utility companies, municipalities, universities, hospitals, government entities/military bases and a variety of

FuelCell Energy First Quarter Fiscal 2021 Results                                                                                             Page 6

industrial and commercial enterprises. Our leading geographic markets are currently the United States and South Korea, and we are pursuing opportunities in other countries around the world. FuelCell Energy, based in Connecticut, was founded in 1969.

SureSource, SureSource 1500, SureSource 3000, SureSource 4000, SureSource Recovery, SureSource Capture, SureSource Hydrogen, SureSource Storage, SureSource Service, SureSource Capital, FuelCell Energy, and FuelCell Energy logo are all trademarks of FuelCell Energy, Inc.

Contact:

FuelCell Energy, Inc.

ir@fce.com

203.205.2491

Source: FuelCell Energy

#

FuelCell Energy First Quarter Fiscal 2021 Results                                                                                             Page 7

FUELCELL ENERGY, INC.

Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	January 31, 2021	October 31, 2020
ASSETS
Current assets:
Cash and cash equivalents, unrestricted	$178,570	$149,867
Restricted cash and cash equivalents – short-term	12,252	9,233
Accounts receivable, net	10,021	9,563
Unbilled receivables	8,243	8,041
Inventories	61,901	50,971
Other current assets	7,422	6,306
Total current assets	278,409	233,981

Restricted cash and cash equivalents – long-term	18,772	32,952
Project assets	164,593	161,809
Inventories – long-term	4,586	8,986
Property, plant and equipment, net	35,304	36,331
Operating lease right-of-use assets, net	8,524	10,098
Goodwill	4,075	4,075
Intangible assets, net	19,643	19,967
Other assets	18,488	15,339
Total assets	$552,394	$523,538

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$14,594	$21,366
Current portion of operating lease liabilities	955	939
Accounts payable	8,034	9,576
Accrued liabilities	10,763	15,681
Deferred revenue	18,728	10,399
Preferred stock obligation of subsidiary	-	938
Total current liabilities	53,074	58,899

Long-term deferred revenue	25,579	31,501
Long-term preferred stock obligation of subsidiary	-	18,265
Long-term operating lease liabilities	8,327	9,817
Long-term debt and other liabilities	78,051	150,651
Total liabilities	165,031	269,133

Redeemable Series B preferred stock (liquidation preference of $64,020 as of January 31, 2021 and October 31, 2020)	59,857	59,857
Total equity:
Stockholders’ equity Common stock ($0.0001 par value); 337,500,000 shares authorized as of January 31, 2021 and October 31, 2020; 322,412,296 and 294,706,758 shares issued and outstanding as of January 31, 2021 and October 31, 2020, respectively	32	29
Additional paid-in capital	1,538,311	1,359,454
Accumulated deficit	(1,210,156)	(1,164,196)
Accumulated other comprehensive loss	(681)	(739)
Treasury stock, Common, at cost (58,080 and 56,411 shares as of January 31, 2021 and October 31, 2020, respectively)	(462)	(432)
Deferred compensation	462	432
Total stockholders’ equity	327,506	194,548
Total liabilities and stockholders’ equity	$552,394	$523,538

FuelCell Energy First Quarter Fiscal 2021 Results                                                                                             Page 8

FUELCELL ENERGY, INC.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	Three Months Ended January 31,
	2021	2020
Revenues:
Product	$-	$-
Service and license	4,913	5,612
Generation	4,891	5,442
Advanced Technologies	5,073	5,210
Total revenues	14,877	16,264

Costs of revenues:
Product	2,366	2,016
Service and license	5,099	1,618
Generation	7,115	5,557
Advanced Technologies	3,915	3,792
Total cost of revenues	18,495	12,983

Gross (loss) profit	(3,618)	3,281

Operating expenses:
Administrative and selling expenses	8,932	5,266
Research and development expense	1,823	1,155
Total costs and expenses	10,755	6,421

Loss from operations	(14,373)	(3,140)

Interest expense	(2,545)	(3,277)
Loss on extinguishment of debt	(11,156)	-
Loss on extinguishment of preferred stock obligation of subsidiary	(934)	-
Change in fair value of common stock warrant liability	(15,974)	(34,245)
Other (expense) income, net	(978)	531

Loss before provision for income taxes	(45,960)	(40,131)

Provision for income taxes	-	(20)

Net loss	(45,960)	(40,151)

Series B preferred stock dividends	(800)	(931)

Net loss attributable to common stockholders	$(46,760)	$(41,082)

Loss per share basic and diluted:
Net loss per share attributable to common stockholders	$(0.15)	$(0.20)
Basic and diluted weighted average shares outstanding	312,109,888	202,216,493

FuelCell Energy First Quarter Fiscal 2021 Results                                                                                             Page 9

Appendix

Non-GAAP Financial Measures

Financial results are presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Management also uses non-GAAP measures to analyze and make operating decisions on the business. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) and Adjusted EBITDA are alternate, non-GAAP measures of cash utilization by the Company.

These supplemental non-GAAP measures are provided to assist readers in determining operating performance. Management believes EBITDA and Adjusted EBITDA are useful in assessing performance and highlighting trends on an overall basis. Management also believes these measures are used by companies in the fuel cell sector and by securities analysts and investors when comparing the results of the Company with those of other companies. EBITDA differs from the most comparable GAAP measure, net loss attributable to the Company, primarily because it does not include finance expense, income taxes and depreciation of property, plant and equipment and project assets. Adjusted EBITDA adjusts EBITDA for stock-based compensation, restructuring charges and other unusual items such as the legal settlement recorded during the first quarter of fiscal 2020, which are considered either non-cash or non-recurring.

While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these measures. The measures are not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation. The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.

The following table calculates EBITDA and Adjusted EBITDA and reconciles these figures to the GAAP financial statement measure Net loss.

	Three Months Ended January 31,
(Amounts in thousands)	2021	2020
Net loss	$ (45,960)	$ (40,151)
Depreciation and amortization (1)	5,604	4,630
Provision for income taxes	-	20
Other expenses (income), net(2)	978	(531)
Loss on extinguishment of preferred stock obligation of subsidiary	934	-
Loss on extinguishment of debt	11,156	-
Change in fair value of common stock warrant liability	15,974	34,245
Interest expense	2,545	3,277
EBITDA	$ (8,769)	$ 1,490
Share-based compensation	1,417	488
Legal settlement (3)	-	(2,200)
Adjusted EBITDA	$ (7,352)	$ (222)

(1)	Includes depreciation and amortization on our Generation portfolio of $4.4 million and $3.3 million for the three months ended January 31, 2021 and 2020, respectively.
(2)

Other (income)/expense, net includes gains and losses from transactions denominated in foreign currencies, changes in fair value of derivatives, and other items incurred periodically, which are not the result of the Company’s normal business operations.

(3)	The Company received a legal settlement of $2.2 million during the three months ended January 31, 2020, which was recorded as an offset to administrative and selling expenses.